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                                             TRINSIC COMMUNICATIONS INCORPORATED
                                                           Moderator: Trey Davis
                                                             04-27-05/3:30 pm CT
                                                           Confirmation #4321593
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                                                                    EXHIBIT 99.1


                       TRINSIC COMMUNICATIONS INCORPORATED

                              MODERATOR: TREY DAVIS
                                 APRIL 27, 2005
                                   3:30 PM CT


Operator:             And welcome to this conference call for Trinsic
                      Incorporated. Today's call is being recorded and will be available today and through May 4 by dialing 719-458-0820, the confirmation number for the replay 4321593. The replay will also be available beginning later today at the company's website trinsic.com as well as at earnings.com.

                      Please note that the content of this web cast contains time sensitive information that is accurate only as of the day of the live broadcast, April 27, 2005. This conference call may contain forward looking statements within the meaning of the private securities litigation reform act of 1995, including statements among others regarding Trinsic's expected quarterly and annual financial performance for fiscal 2005. For this purpose, any statements being made during this call that are not statements of historical fact may be deemed to be forward looking statements without limiting the forgoing discussions of forecasts, estimates, targets, plans, beliefs, expectations and the like are intended to identify forward looking statements.

                      You are hereby cautioned that these statements may be affected by important factors among others set forth in Trinsic's fines with the Securities and



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                                             TRINSIC COMMUNICATIONS INCORPORATED
                                                           Moderator: Trey Davis
                                                             04-27-05/3:30 pm CT
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                      Exchange Commission. Consequently actual operations
                      and results may differ materially from the results discussed in the forward looking statements. The company undertakes no obligation to update any forward looking statements whether as a result of new information, future events or otherwise.

                      At this time for opening remarks I'd like to turn this conference over to the company's Chief Executive Officer Mr. Trey Davis. Please go ahead sir.

Trey Davis:           Good afternoon and thanks for being with us.  I have Frank
                      Grillo our Chief Operating Officer with me this afternoon.

                      As we mentioned several weeks ago on our investor call for the fourth quarter we're conducting this follow up call to update interested parties on several major corporate events that we were close to completion at the time of our last call but were not yet finalized. We have recently announced that we have secured a replacement for the credit facility with Textron Financial and we have also announced a commercial services agreement with Verizon. We will discuss the significance of these shortly as well as how they fit in our overall strategy for the next 18 months or so.

                      We recently disclosed that we had settled our litigation with SBC communications, both Trinsic and SBC are bound by nondisclosure agreements related to the settlements so we will not be commenting further on this matter nor will we taking any questions about it. The language in our March 31 form 8K will have to suffice on that matter.

                      Regarding our credit facility we announced on April 4 that we have entered into a funding relationship with Thermo Credit LLC. This facility will replace the current asset based line of credit that we have with Textron Financial. Replacing Textron was one of our biggest priorities as we entered the year as



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                      Textron had expressed on several occasions
                      (unintelligible) telecommunications industry and we knew from talking to our industry peers that Textron would probably not be in the telecom lending business for the long term.

                      On the other hand Thermo Credit was formed specifically to provide capital to companies in the telecommunications industry. In the facility with thermo is a $21 million factoring agreement. We expect the funding of this facility and the complete pay down of Textron to take place by the end of this week or early next.

                      We've also continued to align our cost structure to better fit our plan and our industry. One of management's top priorities for the rest of 2005 is to generate positive cash flow so that we will be prepared to meet any competitive challenges that arise as well as be able to take advantage of market opportunities that exist. As a result over the past several weeks we have implemented more reductions in our overhead cost structure. These reductions were spread between our (Atmore), Alabama, Atlanta, Georgia and Tampa, Florida locations. These savings resulted mainly from reduction in non essential positions. And the total savings as a result of these initiatives are expected to be around $10 million annually. We will continue to evaluate our cost structure to insure financial flexibility going forward.

                      This brings us to the matter of our moving forward strategy. As a result of the recent FCC rulings regarding UNE-P we have been carefully planning for a post UNE-P environment. We have come to the conclusion that we will be able to create greater value by concentrating our efforts in fewer markets. For now, the greater concentration of marketing dollars in a small but dense area will be more efficient than trying to market on a nationwide basis as we have in the past and having a customer base that is concentrated in a smaller

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                      geographic area that can be managed more efficiently and
                      should represent a greater future value to our company enterprise value.

                      Our plan is to build density in clusters of continuous market in the northeastern United States. Our choice of this geographic area is due to several reasons. First and foremost we already have our largest concentration of existing customers in the New York area. Second this is one of the densest areas of the country. And third we have found that our cost in a Verizon territory coupled with market conditions in that area provide a ripe market for (unintelligible) to focus on small to medium sized business customers. At least that's our perspective.

                      And as a result of this new focus we have also taken several steps to reposition the company. First we cut back marketing expenditures in the first quarter. Secondly we eliminated facility build out plans in the Southeast. So with the exception of Tampa we currently intend to focus our facilities based in the Northeast. Third we eliminated the sales teams in areas other than the New York area and our Tampa sales team and we provided additional support to the sales teams in the New York area and we are pleased with our initial results.

                      Last but not least we also announced on April 19 that we did sign a commercial services agreement with Verizon. Our commercial service agreements with Verizon enables us to continue sell UNE-P like services with additional product offerings such as ADSL through Verizon service area without the immediate need for additional capital deployment of network facilities. As noted in the press release this will allow us to pursue our facility rollout on a rational basis rather than strictly as a defensive measure. The agreement with Verizon was a logical step in our plan, we believe, to become a Verizon centric company in the northeast.

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                      As for other areas of the country we are exploring several options. Under the old rules of telecomm we felt like having a nationwide footprint was a tremendous advantage.
                      I think this was probably born out in the fact that we had a wholesale services agreement with Sprint and at one point MCI. Under the new rules however, we don't believe that having a nationwide footprint is necessarily an advantage. We have not however eliminated the possibility of entering into agreements with the two ILEC's built out in SBC which we currently do not have commercial service agreements with. Regardless, we will not be proactively marketing in markets outside of Verizon territory for the foreseeable future.

                      One of the drivers of how we proceed in the non Verizon territories will be the area of corporate development. The industry consensus is that there may be increased merger and acquisition activity UNE-P business over the coming months as carriers strive to gain density and reduce in future enterprise value risk. We have contemplated swapping customer base in no core areas for customer base in New York or other areas in the Verizon territory.

                      And we've discussed divesting customer base in non core areas. There can be no assurances that we will be successful in any such divesture or that we will enter into any such swap or that we will determine that such an action will be in the best interest of the company. However we are evaluating all of our options currently for our customer base in non core areas.

                      Finally we should also mention the first quarter. Our auditors have not yet completed their review of our first quarter results therefore we are not providing those results on this call. We can however announce our revenues for the first quarter were approximately $57 million and that the company remained in the positive EBITDA position during the first quarter and that we

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                      would expect to remain in a positive EBITDA position
                      throughout 2005. We expect to release our financial results for the first quarter during the second week of May.

                      With that said I will open the conference up for any questions that you may have.

Operator:             Thank you very much sir may I point out if you do have a
                      question or comment please press star 1 on your telephone keypad. If you're using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment and once again if you do have a question that's star 1.

                      We'll take our first question from (Jason Sakowsky) with (Talcott Capital).

(Jason Sakowsky):     Hi, guys.

TD:                   Hey Jason.

(Jason Sakowsky):     Congratulations on the agreement. Talk announced a pretty
                      good quarter yesterday I believe and I was just curious if when I look at their gross margins and kind of their net margins if there's anything structural about your business now that you've kind of changed it from being a software development company and a phone company and just being a phone company going forward, data etcetera. If the numbers should start to come in line with their numbers in general terms or is their something structural that's different that would either make them better or worse?

TD: No, I think Talk does a great job (Jason). Those guys have run a good telephone business for a long time. We obviously have been in the process



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                      the last six, eight months of trying to become more like
                      them in many respects. Shaving down our corporate cost structure has been a priority obviously we're trying to move that back into line in terms of percentage of revenues with more like their numbers that they produce.

                      There is a certain fixed cost element of being in business and having a nationwide footprint if you will and having to just maintain presence in all of those states and just operating the business as is. And whether we're $200 million in revenue or $400 million in revenue we're trying to obviously figure out a way to make, leverage the fixed element, fixed cost element of that cost structure more efficiently than we have. I think certainly they've done a great job of that.

                      I would also say that candidly that the investment that we're currently making in the IP telephony business probably approximates from our perspective anywhere from, depending on how you define those direct or indirect costs, probably 6 to $10 million annually as well that's already buried in that number as well from just a cash operating expense annualized basis. So, you know, we obviously still want to stay in that business and we want to fund that business we are trying to obviously allocate between our traditional legacy business what UNE-P and UNE-P like business going forward and the IP telephony business on a rational basis. And that's really why we did what we did in the last month or two with regard to IPEX reductions and rising commercial services deal and so forth.

                      I do believe that through some of these base of ops that we've evaluated and the investment of certain no core areas coupled with what we think is a rational sales plan that we can continue to leverage the cost structure that we have. I think they've done a great job, I think that over the next few quarters

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                      and hopefully several years we'll do a better job of
                      bringing our cost structure into more align.

(Jason Sakowsky):     Okay when you look at that 6 to $10 million that you're
                      investing in that business how do you guys evaluate whether you're getting, you know, a sufficient rate of return on that business versus, you know, as a shareholder a lot of people have looked at these businesses as either going away or having a very rough time going forward.

                      And obviously one solution you could do is just kind of shut down everything and go with a skeleton crew and start to cash flow the business. You know, you obviously don't think that's the right thing to do since you're since your investing in the future and in growth. What type of hurdle rates are you looking to get and (unintelligible). So what business decision is being made to make sure that rather than giving that cash back to us it is actually getting a good return?

TD: Well, I think it's a hard thing to put in terms of a hurdle rate given where we are in the business (Jason). Obviously we're in the initial phase of it. We do believe that the hurdle rate on the entire business if you want to look at it as traditional theoretical corporate discount value or discount rate that rate probably goes up if we don't show some reasonable effort towards ultimately getting off the UNE-Plike platform and that's ultimately what we're trying to do.

                      I don't think that, given where our enterprise is valued today I think that certainly you could argue for arguments sake at a, you know, at the enterprise (unintelligible) to date nobody gives us any visibility beyond six months from now. You know, we personally don't believe that that's appropriate. We think the things we're doing on IP telephony (unintelligible) side will
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                      eventually become more known and more significant in
                      our business as we're able to fully fund it. I would argue that frankly the IP telephony business is something we have to do to show visibility in our business two, three, four years from now as opposed to necessarily two quarters from now. And chopping it off would probably be the inappropriate thing to do.

                      Although we would consider everything in the business in an effort to try to figure out how to generate value in the business. I just don't think that given where we are that it would be the appropriate thing to do right now. It's sort of hard to put it into our traditional corporate (unintelligible).

(Jason Sakowsky):     So if you look to that $10 million or so that your
                      spending you just kind of consider it there's no real direct return that your measuring it as a corporate matter it's just sort of it creates the going concern value, it creates a the future opportunities. But there's, it's not like a typical project finance where you'd look at it and say, you know, okay we know we're going to spend this $10 million and we can see how we're going to get
                      (unintelligible) X million back a year for so many years.

TD: You know, Jason, if it was something that we thought was going to take the company down we would jettison the business.

(Jason Sakowsky):     Okay.

TD: But we clearly don't feel that way and maybe the marketplace does. We do believe the business that have and its current form will be paying, will be cash flowing itself in a matter of 18 to 24 months. We do believe from an enterprise value perspective it's the appropriate thing to do to have. To continue maintain and prove the model out and build on it as we're able to in the future.

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                      We think that doing the Verizon agreement has allowed us
                      the flexibility and the increased runway to do just that. And in combination with the increased time and flexibility, coupled with the increased density that we expect to build, we believe frankly we have very good technical people. Now our limitation has always been liquidity.

                      So, you know I think what we have is very good, we want to maintain it. If it was something we thought that was going to take the business down we would obviously have to consider jettisoning or selling. That's not our plan.

(Jason Sakowsky):     Okay, I'll get back in line and ask a couple of other
                      questions.  Thanks guys.

TD:                   Okay.

Operator:             Just another reminder if you do have a question or comment please press star 1.

                      And we'll go back to (Talcott Capital).

(Jason Sakowsky):     Sounds like I'm the only one here I guess, at
                      least who wants to ask any questions. Just curious, you
                      guys have posted, you know, decent EBITDA numbers in the
                      last couple of, in last quarter. Is that a level that we
                      should be, you know, with the other CAPEX and with this
                      investment your going to be able, you're going to be
                      making is there a floor that guys have set or talk about
                      in order to kind of ensure that, you know, there's the
                      free cash there and the liquidity so we can maybe get the
                      going concerned issues maybe off of our financials? And
                      can you kind of expound on where you see that number being for this year?
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TD:                   Yes (Jason) I don't know that, regardless of what numbers
                      we gave our accountants whether or not we would have avoided going to term (unintelligible) or not. I don't -
                      I'm just speculating frankly I think this had as much to do with, you know, the situation that exists in this industry as anything.

                      But, you know, I think clearly I would say that the company is going to survive if you want to look at it as a strict more concerned definition that is my opinion. I think the company in my opinion also the company is in a better position today that it was in a year ago when the company got clean opinion. But, you know, it is what it is and we are in the environment that we're in. You know we are in the post Sarbanes era and I think things are a lot different than they were a year or two or three years ago.

                      So I really don't - it's not really going to change how - that's not going to really change how we run the business per se. I'm disappointed in the outcome but at the end of the day it's an accounting issue.

(Jason Sakowsky):     Okay.

TD: We obviously have to explain it to people like you and other people. But, you know, at the end of the day it doesn't change what I do or what the team does in trying to generate value.

                      We haven't given out guidance yet we're still working on some things as I've said a base swap here or there could materially change our financials, our pro forma financials for the balance of the year. So I'm a little reluctant to try to give out guidance. What I will say is that the numbers that we have in our head is that we like to maintain a couple, you know, a couple of million dollar

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                      minimum EBITDA for each quarter because you know our cash, our capital expenditures are probably not going to be more than that. And, you know, to maintain some moderately positive cash flow is certainly our objective for the rest of the year. And that's what we're working for.

                      We also have a number of deals as I've said on the corporate development side that could change that, that could change, hopefully leverage the existing cost structure more than it currently is and change number appreciably based on actual outcome of those events.

(Jason Sakowsky):     Hopefully in a positive direction...

TD:                   Yes.

(Jason Sakowsky):     Otherwise you wouldn't do them. Okay, well it seems like
                      you guys have done a lot of work and, you know, it would just be real nice to be able to count on some level and then, you know, hope for upside. Obviously and to keep the capital expenditures sort of in line so that we don't start seeing some negative numbers on the, you know, the free cash flow side.

TD:                   Absolutely.

(Jason Sakowsky):     All right, thanks a lot guys.

Operator:             Gentlemen, there appear to be no further questions at this point.

TD: Okay. Thank you everybody for calling in today. And if you have any questions feel free to give us a call. Thanks.

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Operator:             That does conclude this conference call.  Thank you all
                      for joining us and you have a wonderful day.


                                       END